UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HILTON HOTELS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WORLD HEADQUARTERS
9336 CIVIC CENTER DRIVE
BEVERLY HILLS, CALIFORNIA 90210

The 2006 annual meeting of stockholders of Hilton Hotels Corporation will be held at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, on Wednesday, May 24, 2006, at 11:00 a.m., local time, for the following purposes:

(1)   To elect four directors to the Board of Directors for a three-year term expiring at the 2009 annual meeting of stockholders;

(2)   To ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2006;

(3)   To consider two stockholder proposals, if properly presented at the meeting; and

(4)   To transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to be at the annual meeting, you are urged to deliver your proxy by one of the following methods:

•       Complete, sign and date the enclosed proxy card and return it promptly in the envelope provided;

•       Call the toll-free telephone number set forth in the proxy card and follow the telephonic procedures for delivering your proxy; or

•       Visit the internet voting site set forth in the proxy card and follow the procedures described therein for delivering your proxy.

Only stockholders of record at the close of business on March 29, 2006 are entitled to notice of and to vote at the meeting, or any adjournments or postponements of the meeting. A complete list of such stockholders will be available for examination at our offices in Beverly Hills, California and at the Beverly Hilton, during normal business hours by any stockholder for any purpose germane to the annual meeting, for a period of ten days prior to the meeting.

By Order of the Board of Directors,

MADELEINE A. KLEINER
Executive Vice President, General Counsel and Corporate Secretary

Beverly Hills, California
April 19, 2006

i

LONG-TERM INCENTIVE PROGRAM	23
CHIEF EXECUTIVE OFFICER COMPENSATION	25
COMMITTEE POLICY REGARDING COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE	29
STOCKHOLDER RETURN PERFORMANCE GRAPH	30
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF THE COMPANY, S&P 500 STOCK INDEX AND S&P 500 HOTELS, RESORTS AND CRUISE LINES INDEX	30
RETIREMENT PLANS	31
BENEFITS UNDER RETIREMENT PLANS	31
SUPPLEMENTAL RETIREMENT AND RETENTION PLAN	31
OTHER BENEFIT PLANS	31
CHANGE OF CONTROL AGREEMENTS	32
GENERAL	32
SUMMARY OF PROVISIONS	32
DEFINITION OF CHANGE OF CONTROL	32
TAX PAYMENTS	33
AGREEMENT NOT TO COMPETE	33
CONFIDENTIALITY	33
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33
PROPOSAL 3: STOCKHOLDER PROPOSAL CONCERNING ELECTION OF DIRECTORS	34
PROPOSAL 4: STOCKHOLDER PROPOSAL CONCERNING STOCKHOLDER RIGHTS PLAN	36
2007 ANNUAL MEETING OF STOCKHOLDERS	39
HOUSEHOLDING	40
PROXY SOLICITATION	40

ii

HILTON HOTELS CORPORATION
9336 CIVIC CENTER DRIVE
BEVERLY HILLS, CALIFORNIA 90210

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why Did I Receive This Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the Company’s Board of Directors is soliciting your proxy to be used at the annual meeting of stockholders on May 24, 2006, at 11:00 a.m., local time, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, or at any adjournment or postponement of the meeting. This proxy statement summarizes the information you need to know to vote on an informed basis. We are first mailing this proxy statement and the enclosed proxy card to stockholders on or about April 19, 2006.

Who Can Vote?

You are entitled to vote if you owned the Company’s common stock on the record date, which is the close of business on March 29, 2006. Each share of the Company’s common stock that you own entitles you to one vote on all matters to be voted upon at the meeting.

How Many Shares Of Voting Stock Are Outstanding?

On the record date, there were 383,844,786 shares of the Company’s common stock outstanding. Common stock is our only class of voting stock.

What Am I Voting On?

Proposal 1:   The election of four nominees to serve on our Board of Directors for a three-year term expiring at the 2009 annual meeting of stockholders:

•       Christine Garvey

•       Peter M. George

•       Barron Hilton

•       John L. Notter

Proposal 2:   The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006.

Proposal 3:   A stockholder proposal concerning voting standards for the election of directors.

Proposal 4:   A stockholder proposal concerning the Company’s stockholder rights plan.

How Does The Board Of Directors Recommend I Vote On The Proposals?

The Board of Directors recommends a vote FOR each of the Board’s nominees for director; FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006; and AGAINST both stockholder proposals.

How Do I Vote?

To vote by proxy you should either:

•       Complete, sign and date the enclosed proxy card and return it promptly in the prepaid envelope provided;

•       Call the toll-free number set forth in the proxy card and follow the telephonic procedures for delivering your proxy; or

•       Visit the website set forth in the proxy card and follow the procedures described on the website for delivering your proxy via the internet.

To vote in person, you may attend the meeting and cast your vote in person.

The telephonic and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which the Company believes comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

May I Revoke My Proxy?

You may revoke your proxy at any time before it is voted at the annual meeting of stockholders in any of the following ways:

•       You may submit another proxy card with a later date or another telephonic or internet proxy at a later date;

•       You may notify the Secretary of the Company in writing at the Company’s world headquarters located at 9336 Civic Center Drive, Beverly Hills, California 90210, that you have revoked your proxy; or

•       You may attend the meeting, inform the Secretary in writing prior to the voting that you wish to vote your shares in person, and cast your vote in person.

If I Plan To Attend The Meeting, Should I Still Vote By Proxy?

Whether you plan to attend the meeting or not, we urge you to vote by proxy. Returning the proxy card or delivering your proxy through the telephonic or internet voting procedures will not affect your right to attend the meeting, and your proxy will not be used if you are personally present at the meeting and inform the Secretary in writing prior to the voting that you wish to vote your shares in person.

Who May Attend The Annual Meeting?

Only stockholders of record, or their duly authorized proxies, have the right to attend the annual meeting. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If you hold your shares in “street name” (through a broker or other nominee), you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the record date. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

How Will My Proxy Get Voted?

If you properly complete, sign and date your proxy card and send it to us or properly deliver your proxy by telephone or the internet, your proxy holder (one of the individuals named on your proxy card)

will vote your shares as you have directed. Under the rules of the New York Stock Exchange (the “NYSE”), if your broker is a member of the exchange and holds your shares in its name, the broker may vote your shares on Proposals 1 and 2 if it does not receive instructions from you; however, your broker may not vote your shares on Proposals 3 and 4 if it does not receive instructions from you. If you sign the proxy card but do not make specific choices, the proxy holder will vote your shares as recommended by the Board of Directors as follows:

•       “FOR” the election of all four nominees for director to serve for a three-year term expiring at the 2009 annual meeting of stockholders;

•       “FOR” ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2006; and

•       “AGAINST” both stockholder proposals.

What Constitutes A Quorum?

A quorum is the presence at the meeting of a number of shares, which are either present or represented by proxy, constituting a majority of the outstanding shares entitled to vote at the meeting. There must be a quorum for the transaction of business at the meeting. If you submit a properly executed proxy card or a telephonic or internet proxy, or you are present at the meeting in person, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are included in determining the presence of a quorum.

What Vote Is Required To Approve Proposals?

Directors are elected by a plurality of the shares cast at the meeting.  If you do not vote for a particular nominee, or you indicate “withhold authority to vote” for a particular nominee on your proxy, your vote will not count either “for” or “against” the nominee. A “broker non-vote” will also have no effect on the outcome. For a description of a policy adopted by the Company’s Board of Directors in March 2006 with respect to director elections, see “Corporate Governance Information—Policy on Majority Vote for Director Elections” below.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to ratify the appointment of the independent registered public accounting firm, approve the stockholder proposals and for any other action that may properly come before the meeting. Abstentions will have the same effect as votes “against” these proposals and “broker non-votes” will not be counted in determining whether the proposals have been approved.

How Will Voting On Any Other Business Be Conducted?

Although we do not know of any business to be considered at the meeting other than the proposals described in this proxy statement, if any other business is properly presented at the meeting or any adjournment or postponement thereof, your delivered proxy gives authority to the proxy holders to vote on these matters in their discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and addresses and certain information concerning all persons who beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of the Company’s common stock on March 29, 2006. The following table also sets forth, as of March 29, 2006, the beneficial ownership of the Company’s common stock by:

•       each director and director nominee;

•       the chief executive officer and the four other most highly compensated executive officers for the year ended December 31, 2005 (the “Named Officers”); and

•       all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Common Stock		Approximate Percent of Outstanding Common Stock
Barron Hilton	20,835,698	(1)	5.4%
9336 Civic Center Drive Beverly Hills, California 90210
Stephen F. Bollenbach	40,000		*
Barbara Bell Coleman	4,733		*
A. Steven Crown	2,823,500	(2)(3)	*
Christine Garvey	1,547
Peter M. George	14,857	(2)	*
Benjamin V. Lambert	226,278	(2)	*
John H. Myers	—		—
John L. Notter	34,709	(2)(4)	*
Donna F. Tuttle	49,689	(2)(5)	*
Peter V. Ueberroth	672,263	(2)(6)	*
Sam D. Young	32,965	(7)	*
Matthew J. Hart	102,157	(2)(8)	*
Thomas L. Keltner	188,622	(2)(9)	*
Madeleine A. Kleiner	117,723	(2)	*
Robert M. La Forgia	169,843	(2)
All directors and executive officers as a group (18 persons)	25,414,610	(10)	6.6%

*                    The common stock beneficially owned does not exceed 1% of the outstanding shares.

(1)          Consists of shares owned by the William B. Hilton Trust, of which Mr. Hilton is a trustee.

(2)          Includes options to acquire 22,000, 12,000, 22,000, 18,000, 22,000, 20,000, 63,375, 166,575, 113,375 and 163,725 shares of common stock, exercisable within 60 days of March 29, 2006, held by Messrs. Crown, George, Lambert and Notter, Ms. Tuttle, Messrs. Ueberroth, Hart and Keltner, Ms. Kleiner and Mr. La Forgia, respectively.

(3)          The Crown Fund, a partnership of which Mr. Crown is a partner, owns 239,888 shares of common stock. Henry Crown and Company (Not Incorporated), a partnership of which Mr. Crown and trusts of which he is a beneficiary are partners, owns 94,000 shares of common stock. Pines Trailer Limited Partnership, the partners of which include a corporation of which Mr. Crown is a director, officer and shareholder and a partnership of which he is a partner, owns 506,000 shares of common stock. Areljay, L.P., the partners of which include a corporation of which he is a director, officer and shareholder and a trust of which he is a beneficiary, owns 1,935,340 shares of common stock. Mr. Crown’s spouse owns 10,000 shares of common stock. Mr. Crown disclaims beneficial ownership of the shares held by the

Crown Fund, Henry Crown and Company (Not Incorporated), Pines Trailer Limited Partnership, Areljay, L.P. and his spouse, except to the extent of his beneficial interest in such shares.

(4)          Includes 1,000 shares owned directly by Mr. Notter’s spouse.

(5)          Includes 784 shares owned in trust for Ms. Tuttle’s children.

(6)          Includes 469,207 shares owned by the Ueberroth Family Trust and 183,056 shares owned by the Ueberroth Family Foundation.

(7)          Includes 25,301 shares owned jointly by Mr. Young and his spouse.

(8)          Includes 5,000 shares owned jointly by Mr. Hart and his spouse and 3,000 shares owned by Mr. Hart’s children.

(9)          Includes 13,640 shares attributable to Mr. Keltner’s interest in the Company’s  401(k) Savings Plan.

(10)   Includes 752,400 shares issuable upon exercise of stock options granted to executive officers and directors, exercisable within 60 days of March 29, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934. as amended, requires the Company’s reporting officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Based solely on the Company’s review of the reports filed with the SEC by such reporting persons and written representations from such reporting persons, the Company believes that all of its reporting officers, directors and greater than 10% beneficial owners filed these reports on time in 2005, except for Barbara Bell Coleman who inadvertently failed to include in a Form 3 filing on May 27, 2005, the 2,225 shares she owned at the time of her election to the Board.

PROPOSAL 1
ELECTION OF DIRECTORS

Nomination Process

The Company’s By-laws provide that the number of directors shall be not less than ten nor more than 20, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Board has fixed the number of directors at 12. The Board is divided into three classes of directors each comprised of  four members. One class is elected at each annual meeting to serve a term of three years. The Board has authorized a reduction in the number of directors to 11 upon the retirement of Sam Young, which will be effective as of the date of the 2006 annual meeting of stockholders in accordance with the Company’s director retirement policy.

At the 2006 annual meeting, the terms of four directors are expiring. Those directors nominated for election at the meeting will hold office for a three-year term expiring in 2009. Other directors are not up for election this year and will continue in office for the remainder of their terms as set forth in the table below.

Nominations for directors are made by the Board of Directors, based on recommendations made by the Corporate Governance and Nominating Committee, not less than 30 days prior to the date of the meeting at which directors are scheduled to be elected. The Corporate Governance and Nominating Committee will consider stockholder recommendations for candidates for the Board of Directors of the Company. All recommendations are to be directed to the Corporate Governance and Nominating Committee at the Company’s world headquarters located at 9336 Civic Center Drive, Beverly Hills, California 90210, attention: Corporate Secretary. Recommendations for consideration at the 2007 annual meeting of stockholders must be received in writing not later than December 20, 2006, which is also the deadline for submitting stockholder proposals. See “2007 Annual Meeting of Stockholders” below. The recommendation should contain relevant information about each proposed nominee, including age, business and residence addresses, principal occupation, the number of shares of common stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee.

The Corporate Governance and Nominating Committee has established standards for the overall composition of the Board and certain director qualification criteria to use as a guideline in considering nominations to the Company’s Board of Directors. The criteria include:  character, experience, reputation, knowledge, commitment and ability to contribute to Board balance and diversity. The criteria are not exhaustive and the Corporate Governance and Nominating Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. For additional detail regarding the criteria used by the Corporate Governance and Nominating Committee in selecting new nominees for the Board, see the Company’s Corporate Governance Guidelines which are available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Corporate Governance and Nominating Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Corporate Governance and Nominating Committee will review each potential candidate’s qualifications in light of the Company’s standards for the overall composition of the Board and the director qualification criteria described above. The Corporate Governance and Nominating Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Recommendations received from stockholders will be evaluated in the same manner as other candidates considered by the Committee. The Board will continue to consider well-qualified candidates in an effort to increase the proportion of independent directors as part of its commitment to good corporate governance practices.

The Corporate Governance and Nominating Committee uses a variety of methods for identifying nominees for director. Candidates may come to the attention of the Committee through current Board members, stockholders or other persons. These candidates are evaluated at meetings of the Committee, and may be considered during the year. Historically, the Committee has not relied on third party search firms to identify Board candidates. The Committee may in the future choose to do so in those situations where particular qualifications are desired or where existing contacts are not sufficient to identify an appropriate candidate.

In the event that a designated nominee is unable or unwilling to stand for election at the meeting, proxy holders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

The Board of Directors has nominated, and it is the intention of the persons named in the enclosed proxy to vote for the election of, the four nominees named below. Each of the four nominees has consented to serve as a director if elected. Each of the nominees has previously been elected by the Company’s stockholders, except for Ms. Garvey.

Nominees and Continuing Directors

The table below sets forth information with respect to the persons nominated for election to the Board and the continuing directors. Unless otherwise indicated in the table, each such person has been engaged in his or her principal occupation since at least January 2001. The principal occupations of nominees and continuing directors include employment with the Company or its subsidiaries and affiliates only as indicated in the following table. None of the nominees or continuing directors are related to each other or to any of the Company’s executive officers.

Name, Principal Occupation and Other Directorships	Age	Term to Expire at Annual Meeting In	Year Service Commenced or Will Commence
NOMINEES:
Christine Garvey	60	2009	2005
Global Head of Corporate Real Estate and Services for Deutsche Bank AG until April 2004. She is a director of ProLogis, a real estate investment trust.
Peter M. George	62	2009	1997

Senior Vice President International Development of Harrah’s Entertainment, Inc. (successor to Caesars Entertainment, Inc.) since October 2001. He formerly served as Vice Chairman and Group Chief Executive of Hilton Group plc (predecessor to Ladbrokes plc) from 1994 until June 2000. Mr. George is a citizen of the United Kingdom.

Barron Hilton	78	2009	1965
Co-Chairman of the Board of Hilton Hotels Corporation since May 2004 and, prior thereto, Chairman of the Board of Hilton Hotels Corporation. He is a director of Harrah’s Entertainment, Inc.
John L. Notter	71	2009	1999

Chairman of the Board and President of Westlake Properties, Inc., a hotel and real estate development company. Mr. Notter also serves as a director of the Conrad N. Hilton Foundation. He formerly served as Chairman of the Board of Princess Hotels, American-Hawaiian Steamship Company and the Ludwig Institute for Cancer Research, as President of Universe Tankships, Inc. and as a director of Credit Suisse First Boston.

CONTINUING DIRECTORS:
Stephen F. Bollenbach	63	2008	1996

Co-Chairman of the Board and Chief Executive Officer of Hilton Hotels Corporation since May 2004 and, prior thereto, President and Chief Executive Officer of Hilton Hotels Corporation. Mr. Bollenbach also served as Chairman of the Board of Caesars Entertainment, Inc until June 2005. He is a director of Harrah’s Entertainment, Inc. and Time Warner Inc.

Barbara Bell Coleman	55	2008	2005
President of BBC Associates, LLC, a consulting company serving businesses and philanthropic organizations.
A. Steven Crown	54	2007	1992
General Partner of Henry Crown and Company (Not Incorporated), a company which includes diversified investments and operating companies, and real estate ventures.
Benjamin V. Lambert	67	2008	1976
Chairman of Eastdil Secured, LLC, real estate investment bankers, since January 2006, and prior thereto, Chairman and Chief Executive Officer of Eastdil Realty Company, LLC.

John H. Myers	60	2007	2000

President and Chief Executive Officer of GE Asset Management Incorporated. Mr. Myers also serves as a trustee of the General Electric Pension Trust and as a Vice President of General Electric Company. He is a director of GE Capital Services, Inc., the Pebble Beach Company, a golf management company, and Damon Runyon Cancer Research Foundation. Mr. Myers is also a member of the Pension Managers Advisory Committee of the New York Stock Exchange and the Advisory Board of Warburg Pincus, an investment manager. He is a trustee of Wagner College, a member of the Advisory Council of the Elfun Community Foundation and a director of the USA Swimming Foundation and Building with Books.

Donna F. Tuttle	58	2007	1992

Partner of Elmore/Tuttle Sports Group, a company specializing in minor league sports franchises, management facilities and concessions, and President of Korn Tuttle Capital Group, a financial consulting and investments firm. She is a director of the California Chamber of Commerce, the NCAA Foundation and the Herschend Family Entertainment Co. She previously served as U.S. Undersecretary of Commerce for Travel and Tourism from 1983 to 1988 and as U.S. Deputy Secretary of Commerce from 1988 to 1989.

Peter V. Ueberroth.	68	2008	2000

Managing Director of Contrarian Group, Inc., a business management company. He is also owner and Co-Chairman of the Pebble Beach Company. Mr. Ueberroth has served as Chairman of the Board of the United States Olympic Committee since June 2004. He previously served as Commissioner of Major League Baseball and as President and Chief Executive Officer of the Los Angeles Olympic Organizing Committee for the 1984 Los Angeles Olympic Games. He is Chairman of Ambassadors International Inc., a travel services company, and a director of Adecco S.A., a Swiss staffing company, and the Coca-Cola Company.

Information Concerning the Board of Directors and Certain Committees

The Board of Directors has the following standing committees:  Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Diversity Committee. A brief description of each of these Committees follows:

Audit Committee

The Audit Committee consists of four financially literate independent directors (see “Director Independence” below) who also satisfy the enhanced independence standards applicable to audit committee members pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended:  John L. Notter (Chair), A. Steven Crown, John H. Myers and Sam D. Young. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Company’s Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”). The functions of the Audit Committee include the following:

•       reviewing the independence of the independent registered public accounting firm and engaging and discharging the independent registered public accounting firm;

•       reviewing with the independent registered public accounting firm and internal auditors the plans and results of their respective audits;

•       pre-approving non-audit services provided by the independent registered public accounting firm and the range of audit and non-audit fees;

•       reviewing and discussing with management and the independent registered public accounting firm the effectiveness of the Company’s system of internal controls;

•       reviewing and discussing with management and the independent registered public accounting firm the Company’s financial statements and reports filed with the SEC and other public releases of financial information;

•       establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and the treatment of such submissions;

•       serving as the Company’s qualified legal compliance committee; and

•       providing policy oversight of the Company’s legal and ethical compliance programs.

Compensation Committee

The Compensation Committee consists of five independent directors (see “Director Independence” below): A. Steven Crown (Chair), John L. Notter, Donna F. Tuttle, Peter V. Ueberroth and Sam D. Young. The Company’s Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”). The functions of the Compensation Committee include the following:

•       reviewing and approving compensation practices and policies of the Company, including those relating to senior officers and the Chief Executive Officer;

•       reviewing and approving procedures for the administration of such practices and policies, including corporate goals and objectives relating to compensation, incentive compensation plans and equity-based plans;

•       overseeing the administration of the Company’s 1990 Stock Option and Stock Appreciation Rights Plan, 1996 Stock Incentive Plan, Supplemental Retirement and Retention Plan and 2004 Omnibus Equity Compensation Plan (collectively, the “Stock Plans”), including the granting of options, stock units, performance units and other equity-based compensation thereunder, respectively, as well as the Company’s other compensation plans to the extent specified in such plans or designated by the Board;

•       approving any new equity compensation plan or any material change to an existing plan;

•       approving titles and appointments of corporate officers;

•       making recommendations to the Board with respect to severance or termination payments to current or former executive officers of the Company; and

•       overseeing regulatory compliance with respect to compensation matters.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of four independent directors (see “Director Independence” below): Donna F. Tuttle (Chair), A. Steven Crown, John L. Notter and Peter V. Ueberroth. The Company’s Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on the Company’s internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”). The functions of the Corporate Governance and Nominating Committee include the following:

•       recommending nominees to the Board of Directors to stand for election at stockholder meetings or to fill vacancies on the Board;

•       reviewing on a continuing basis, and at least once a year, the structure of the Board and Committees thereof to assure continuity and to assure that the proper skills and experience are represented on the Board and Committees;

•       developing standards to be applied in making determinations as to the existence of material relationships between the Company and its directors and reviewing any potential conflicts of Board members;

•       recommending to the Board the directors to serve on the various Board Committees;

•       developing corporate governance guidelines for the Company and reviewing those principles at least once a year; and

•       overseeing the Board’s self-evaluation process.

See “Election of Directors—Nomination Process” above for a description of the Committee’s nomination process.

Diversity Committee

The members of the Diversity Committee are Barbara Bell Coleman (Chair), Stephen F. Bollenbach, Christine Garvey, Peter M. George, Benjamin V. Lambert and Donna F. Tuttle. The functions of the Diversity Committee include the following:

•       developing and implementing policies and programs oriented specifically toward assuring equality of opportunity in all facets of the Company’s business;

•       encouraging opportunities to increase the diversity of the Company’s workforce; and

•       supervising the Company’s efforts to increase its business ties to female and minority-owned suppliers and service providers.

2005 Meetings

The Company’s Board of Directors and Committees thereof had the following number of meetings during 2005:

•       Board of Directors (10);

•       Audit Committee (4);

•       Compensation Committee (5);

•       Corporate Governance and Nominating Committee (5); and

•       Diversity Committee (5).

In addition to the meetings of the Audit Committee referenced above, the Audit Committee has delegated certain responsibilities to the Committee Chair who met with management and the Company’s independent registered public accounting firm and internal auditors periodically during 2005.

During 2005, each director attended 75% or more of the aggregate number of meetings of the Board and the Committees on which he or she served. It is the Company’s policy to encourage attendance at the Company’s annual meeting of stockholders by all of its directors who are able to attend. Each member of the Company’s Board of Directors attended the 2005 annual meeting of stockholders, except for Messrs. Johnson and Ueberroth.

Board Compensation

Each non-employee director of the Company is paid an annual board retainer fee of $50,000 and an annual committee retainer fee of $8,000 for membership on each Committee of the Board on which he or she serves. The Chair of each Committee receives an annual chair retainer fee of $5,000, except that the Chair of the Audit Committee  receives an annual chair retainer fee of $17,000 rather than $5,000. Directors receive no additional fees for attending meetings of the Board or its Committees. In addition, non-employee directors receive annual grants of shares of the Company’s common stock as described below under “2004 Omnibus Equity Compensation Plan.”  The Company’s directors are reimbursed for expenses, including charter aircraft expenses for travel to and from Board and Committee meetings, and are entitled, with certain exceptions, to complimentary rooms and food and beverage when staying at Company owned, managed and franchised properties for personal purposes.

Barron Hilton, the Company’s Co-Chairman of the Board, received a salary of $150,000 in 2005, as well as office space and secretarial support. Mr. Hilton does not receive a bonus and has not been granted any stock options, stock units or performance units under the Company’s equity compensation plans.

Directors’ Stock and Deferred Retainer Plan

The Company’s Directors’ Stock and Deferred Retainer Plan provides non-employee directors the right to elect to receive their annual retainer fees in the form of: (i) cash; (ii) the Company’s common stock payable on a quarterly basis; or (iii) deferred units that are payable in shares of the Company’s common stock on a one-for-one basis subsequent to a director’s retirement from the Board of Directors. As of December 31, 2005, the following directors held the indicated number of deferred units under the Directors’ Stock and Deferred Retainer Plan: Mr. Crown—8,152; Ms. Garvey—290;  Mr. George—10,666; Mr. Lambert—9,218; and Mr. Notter—5,907.

2004 Omnibus Equity Compensation Plan

In May 2005, each of the following non-employee directors received a grant of 1,257 shares of the Company’s common stock under the 2004  Omnibus Equity Compensation Plan: Mses. Coleman, Garvey and Tuttle, and Messrs. Crown, George, Johnson, Lambert, Notter, Ueberroth and Young. In January 2005, the Board approved a formula for calculating annual grants to non-employee directors under the 2004 Plan, in which  non-employee directors receive a number of shares of the Company’s common stock equal to $30,000 divided by the fair market value of the Company’s common stock on the date of grant each year, which is generally the date of the annual meeting of stockholders. Directors receiving these grants will be required to hold the shares before disposition for a period ending on the earlier of: (i) three years from the date of grant or (ii) the date such director ceases to be a member of the Board of Directors of the Company.

1997 Independent Director Stock Option Plan

The Company’s 1997 Independent Director Stock Option Plan provides for annual grants of stock options to non-employee directors of the Company. Each option is exercisable immediately upon grant. The Company granted stock options under the 1997 Plan to non-employee directors from 1997 until 2003. Since the Company’s non-employees directors are eligible to participate in the Company’s 2004 Omnibus Equity Compensation Plan, no subsequent grants have been made under the 1997 Plan and the Board has determined that no additional stock options will be granted under the 1997 Plan. The 1997 Plan is administered by the full Board of Directors, acting by a majority of its members, and expires on July 31, 2007. See “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” and “2004 Omnibus Equity Compensation Plan” above.

Directors’ Retirement Benefit Plan

Certain of the Company’s directors have accrued benefits under the Directors’ Retirement Benefit Plan. In 1997, the Company amended this Plan to cease the accrual of benefits thereunder and to convert each director’s vested interest in the Plan into phantom stock units which will be paid in cash upon the director’s retirement.

Compensation Committee Interlocks and Insider Participation

During 2005, A. Steven Crown, John L. Notter, Donna F. Tuttle, Peter V. Ueberroth and Sam D. Young served as members of the Compensation Committee of the Board of Directors. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries.

Certain Relationships and Related Transactions

During 2005, the Company managed eight Doubletree hotels owned, directly or indirectly, by a group of entities affiliated with General Electric Company (the “GE Entities”). In 2005, the Company received a total of $10,660,000 in management and system fees from the owners of these eight hotel properties. Two of these hotels were leased by entities owned 80% by the Company and 20% by the GE Entities. In 2005, the lessees under these two leases paid the GE Entities owning the hotels a total of $4,495,000 in lease payments. In 2005, the GE Entities sold their interest in five of these properties. As of December 31, 2005, the GE Entities owned an interest in three hotels managed by the Company, one of which is leased by entities owned 80% by the Company and 20% by the GE Entities. John H. Myers, a director of the Company, is the President and Chief Executive Officer of GE Asset Management Incorporated, a trustee of General Electric Pension Trust, a director of GE Capital Services, Inc. and a Vice President of General Electric Company. GE Asset Management Incorporated, General Electric Pension Trust, and GE Capital Services, Inc. are affiliates of General Electric Company.

In 2005, Eastdil Realty Company, LLC acted as the Company’s broker in connection with the sale of seven hotel properties owned by the Company. The Company paid Eastdil a total of $3,167,000 in fees in 2005 relating to such hotel sales. Benjamin V. Lambert, a director of the Company, served as the Chairman and Chief Executive Officer of Eastdil during 2005.

In January 2005, the Company announced sponsorship of the U.S. Olympic Committee (“USOC”) through 2008. During 2005, the Company provided benefits, primarily consisting of sponsorship fees and hotel rooms, to the USOC in the amount of $943,622.  Peter V. Ueberroth, a director of the Company, serves as Chairman of the Board of the USOC.

Corporate Governance Information

Corporate Governance Guidelines

The Company’s Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) in accordance with the listing standards of the NYSE. The Guidelines address such matters as director responsibilities; Board composition and director qualification standards; selection of the Chairman of the Board and Chief Executive Officer; selection of director nominees; director compensation and retirement; executive sessions of the Board; Board committees; director access to management, auditors and advisors; director orientation and continuing education; management succession; stock ownership guidelines for executives and directors; policy on severance agreements with executives; policy on majority vote for director elections; and the annual performance evaluation of the Board. The Guidelines are posted on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to our officers, employees and directors, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions. Our Code of Ethics is posted on our internet website at www.hiltonworldwide.com (click on  “Investor Relations,”  then “Corporate Governance”).

Director Independence

The Board of Directors has adopted a standard of independence for directors. This standard incorporates all of the requirements for director independence contained in the NYSE listing standards, as well as certain additional requirements established by the Board, and is set forth below:

•       A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

•       A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Board and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•       A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

•       A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•       A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•       A director who is employed at another company at which any executive officer of the Company serves as a director is not independent until three years after the end of such relationship.

•       A director who has a contractual seat on the Company’s Board and is a party to a voting agreement requiring such director to vote along with the Company’s management is not independent until three years after the end of such arrangement.

Based upon the independence standard described above, the Board has affirmatively determined that the following directors and nominees are “independent”: Barbara Bell Coleman, A. Steven Crown, Christine Garvey, John H. Myers, John L. Notter, Donna F. Tuttle, Peter V. Ueberroth and Sam D. Young. The Company’s independent directors as determined by the Board constitute two-thirds of the members of the Board and all of the members of each of the Company’s Audit, Compensation and Corporate Governance and Nominating Committees.

Lead Independent Director

The Company’s Board of Directors has designated a lead independent director to be chosen for each Board meeting by rotation among the members of the Corporate Governance and Nominating Committee. The duties of the lead independent director include presiding at any meeting of the Board at which a Co-Chairman of the Board is not present, presiding at the executive sessions of the Board, acting as a liaison between the Co-Chairmen and the independent directors of the Board, and approving meeting agenda and schedules to assure that there is sufficient time for discussion of all agenda items at Board meetings.

Executive Sessions

The Company’s non-management directors meet in regularly scheduled executive sessions without management in connection with each in-person Board meeting. The presiding director at each executive session of non-management directors is the lead independent director chosen for that Board meeting.

Communications with Directors

The Company’s Board of Directors has adopted a process for stockholders to send communications to Board members. For information with respect to communicating with the Company’s directors, see “Stockholder Communications with our Board of Directors” which is available on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Outside Directorships

The Company’s Board of Directors has adopted a policy that directors should serve on no more than six public company boards of directors at any time, including the Company’s Board. It is the Company’s policy that directors should advise the Chair of the Corporate Governance and Nominating Committee and the Chief Executive Officer before accepting membership on other boards of directors or other significant commitments involving affiliations with other business or governmental units.

See the Corporate Governance Guidelines on our internet website at www.hiltonworldwide.com (click on “Investors Relations,” then “Corporate Governance”).

Change in Director Occupation

The Company’s directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chief Executive Officer and the Chair of the Corporate Governance and Nominating Committee. A director who retires or changes his or her principal occupation should submit a letter to the Board describing such change and offering to voluntarily resign. The Corporate Governance and Nominating Committee and the Board will then review whether the director meets the Company’s requirements for continued service on the Board. For a description of this policy, see the Corporate Governance Guidelines on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Stock Ownership Guidelines

Effective November 16, 2005, the Company’s Board of Directors adopted stock ownership guidelines for non-employee directors and certain senior officers. The guidelines require non-employee directors to own stock or deferred stock units with a market value of at least $100,000 within a four-year period. The guidelines require executive officers and senior officers who report directly to the Company’s Chief Executive Officer to own stock or have outstanding grants of stock units with a market value of at least such person’s annual salary, within a four-year period. For a description of the stock ownership guidelines, see the Corporate Governance Guidelines on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Policy on Severance Agreements with Executives

The Company’s Board of Directors seriously considers the views and wishes of our stockholders and has adopted a policy regarding severance agreements with executive officers in response to a stockholder proposal that was approved by our stockholders at the 2005 annual meeting. The policy provides that the Company will not enter into an agreement with an executive officer subsequent to November 16, 2005 that provides for certain severance benefits exceeding 2.99 times the sum of the executive officer’s salary plus bonus, unless approved by the Company’s stockholders. For a description of this policy, see the Corporate Governance Guidelines on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

Policy on Majority Vote for Director Elections

In March 2006, the Company’s Board of Directors adopted a policy providing that, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Corporate Governance and Nominating Committee shall consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following certification of the stockholder vote. For further information regarding this policy, see “Proposal 3—Stockholder Proposal Concerning Election of Directors—Board of Directors’ Statement in Opposition to the Stockholder Proposal” and the Corporate Governance Guidelines on our internet website at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”).

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or incorporates such Report by reference therein.

Audit Committee Report

As part of its ongoing activities, which are described above under “Information Concerning the Board of Directors and Certain Committees—Audit Committee,” the Audit Committee has:

•       Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005;

•       Discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2005, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•       Received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent registered public accounting firm their independence.

On the basis of these reviews and discussions, the Audit Committee approved the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of the services described below under “Audit Fee Summary” is compatible with maintaining the principal accountant’s independence.

All Audit Committee members have approved this report:

John L. Notter (Chair)
A. Steven Crown
John H. Myers
Sam D. Young

Audit Fee Summary

The following table sets forth the aggregate fees billed by Ernst & Young LLP for services rendered to the Company during 2004 and 2005:

	2004	2005
	(in $ millions)
Audit Fees	2.04	2.08
Audit-Related Fees(1)	0.85	0.78
Tax Fees	—	0.19
All Other Fees(2)	0.08	0.17
Total Fees	2.97	3.22

(1)          Audit-related fees include SAS 70 attestation services (including fees to be paid by certain third party property owners), audits of subsidiaries, benefit plan audits, comfort letters and consents and other audit services.

(2)          All other fees include consultations on energy saving opportunities at hotel properties.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, either as a Committee or through delegation of such authority to the Committee Chair, provided that the Committee Chair report any such pre-approvals at the next scheduled Audit Committee meeting. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm and the fees for the services performed in accordance with this pre-approval policy. The Audit Committee or Committee Chair may also pre-approve particular services on a case-by-case basis. All of the services performed by the independent registered public accounting firm as set forth under “Audit Fee Summary” above, were approved by the Audit Committee in accordance with the policy described above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation earned by or paid to the Company’s Named Officers for services rendered to the Company for the three years ended December 31, 2005.

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(4)		Other Annual Compensation ($)		Restricted Stock Awards ($)(5)	Securities Underlying Options/SARS (#)(6)	All Other Compensation ($)(7)
Stephen F. Bollenbach(1)	2005	1,000,000	1,977,830	(8)	53,478	(9)	—	400,000	58,400
Co-Chairman of the	2004	1,000,000	2,251,024	(8)	—		—	—	157,916
Board and Chief	2003	1,000,000	2,000,000	(8)	—		—	—	105,502
Executive Officer
Matthew J. Hart(2)	2005	789,438	768,805		—		650,000	—	76,270
President and	2004	691,509	567,769		—		652,500	—	66,191
Chief Operating Officer	2003	625,131	443,668		—		—	128,500	54,383
Thomas L. Keltner	2005	552,237	474,930		—		387,800	—	140,710	(11)
Executive Vice President	2004	529,957	461,181		—		1,381,000	—	141,897	(11)
and President—Brand	2003	472,321	335,217		129,920	(10)	106,576	97,100	139,193	(11)
Performance and
Development Group
Madeleine A. Kleiner	2005	474,821	420,992		—		275,000	—	8,400
Executive Vice President,	2004	456,066	385,848		—		275,000	—	17,065
General Counsel and	2003	411,000	314,356		—		—	84,500	17,985
Corporate Secretary
Robert M. La Forgia(3)	2005	492,055	375,000		—		250,000	—	47,156
Executive Vice President	2004	356,956	282,814		—		200,000	—	35,924
and Chief Financial	2003	285,096	185,900		—		—	41,700	28,278
Officer

(1)          Effective as of May 2004, Mr. Bollenbach’s title changed from President and Chief Executive Officer to Co-Chairman of the Board and Chief Executive Officer.

(2)          Effective as of May 2004, Mr. Hart’s title changed from Executive Vice President and Chief Financial Officer to President and Chief Operating Officer.

(3)          Effective as of May 2004, Mr. La Forgia’s title changed from Senior Vice President and Controller to Senior Vice President and Chief Financial Officer. Effective as of January 2006, Mr. La Forgia’s title changed from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer.

(4)          Awards of bonuses pursuant to the Company’s Annual Incentive Plan are made by the Compensation Committee. All bonuses awarded pursuant to such Plan or otherwise, whether paid prior or subsequent to any fiscal year-end, are attributed in this table to the year in which they were earned.

(5)          Represents the value of stock units (“Units”) awarded by the Company in 2004 and 2005 under its 2004 Omnibus Equity Compensation Plan (the “2004 Plan”) and awarded by the Company in 2003 under its Supplemental Retirement and Retention Plan (the “SRRP”), calculated based on the closing market price of the Company’s common stock on the NYSE on the date of grant. Each grant of Units vests 25% per year over a four-year period, except for 57,720 Units granted to Mr. Keltner in 2004 that vest in a single installment on June 18, 2007. Each grant of Units entitles the grantee to receive shares of the Company’s common stock on a one-for-one basis. Grants of Units under the SRRP entitle the recipient to receive shares of common stock upon retirement, with limited distribution available during employment. Each grant of Units also provides for an upward adjustment in the number of Units in a participant’s account based upon dividends and distributions paid by the Company with respect to the underlying shares of common stock, from the date of grant. The Company has granted Mr. Bollenbach Units pursuant to his employment agreement. The terms of the Units granted to Mr. Bollenbach are substantially similar to Units granted under the SRRP, except that Units granted to Mr. Bollenbach vest 20% per year over a five-year period. Based on the closing price of the Company’s common stock on the NYSE on December 30, 2005 (last trading day of 2005) of $24.11 per share, the aggregate number and value of all Units credited to the account of the Named Officers on such date were as follows: Mr. Bollenbach—725,085 shares and $17,481,799; Mr. Hart—377,476 shares and $9,100,946; Mr. Keltner—250,367 shares and $6,036,348; Ms. Kleiner—79,465 shares and $1,915,901; and Mr. La Forgia—144,988 shares and $3,495,661. See “Retirement Plans—Supplemental Retirement and Retention Plan” and “Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation” below. See also “Long-Term Incentive Plans—Awards in Last Fiscal Year” below with respect to grants of performance units not included in the Summary Compensation Table.

(6)          Although the Company’s Stock Plans permit grants of stock appreciation rights, no such grants have been made.

(7)          Includes matching contributions made by the Company for the Named Officers under the Company’s 401(k) Savings Plan and Executive Deferred Compensation Plan, which provide benefits to eligible employees, including the Named Officers. See “Retirement Plans—Other Benefit Plans” below.

(8)          The amount of these bonuses was deferred by Mr. Bollenbach, except for $1,920,000 in 2004 and $1,840,000 in 2005 paid under the Company’s Annual Incentive Plan. The deferred bonus amounts for 2004 and 2005 include a one-time cash signing bonus in 2004 and special cash bonuses in 2004 and 2005 pursuant to the terms of Mr. Bollenbach’s employment agreement. See “Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation” below.

(9)   Includes $29,673 attributed to personal use of Company aircraft pursuant to Mr. Bollenbach’s employment agreement, based upon the aggregate incremental cost to the Company.

(10)   Includes $76,281 paid by the Company to Mr. Keltner for relocation expenses related to the sale of his prior residence and $35,415 for the payment of taxes by Mr. Keltner in connection therewith.

(11) Includes $81,637, $89,512 and $96,148, representing earnings in excess of market interest rates in 2003, 2004 and 2005, respectively, on deferred compensation pursuant to Promus Hotel Corporation deferred compensation plans.

Option Grants in Last Fiscal Year

The following table sets forth information regarding option grants in 2005 to the Named Officers.

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value(2) ($)
Stephen F. Bollenbach	400,000	100	22.19	3/31/13	5,249,920
Matthew J. Hart	—	—	—	—	—
Thomas L. Keltner	—	—	—	—	—
Madeleine A. Kleiner	—	—	—	—	—
Robert M. La Forgia	—	—	—	—	—

(1)          The option listed was granted pursuant to the 2004 Omnibus Equity Compensation Plan. The option exercise price is the fair market value of the Company’s common stock when granted. The option exercise period expires on March 31, 2013. The option vests upon the earlier of December 31, 2007 and termination of Mr. Bollenbach’s employment without cause, or due to his death or disability, his resignation for good cause, or upon a change of control of the Company. See “Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation” below.

(2)          The Black-Scholes option pricing model was used to estimate the present value of the option at the date of grant. The following assumptions were used in this table: a risk-free interest rate of 4.1%, a 1% dividend yield, a 55% expected volatility rate and expected life of eight years. There is no assurance that the actual value realized by Mr. Bollenbach, if any, will approximate the value estimated by the Black-Scholes model.

Long-Term Incentive Awards in Last Fiscal Year

The following table sets forth information regarding grants of performance units to the Named Officers in 2005.

Long-Term Incentive Plans—Awards In Last Fiscal Year

	Number of	Performance or Other Period until Maturation or	Estimated Future Payouts Under Non-Stock Price-Based Plans(2)
Name	Units(1)	Payout	Threshold ($)	Target ($)	Maximum ($)
Stephen F. Bollenbach	140,000	12/31/07	776,650	3,106,600	4,659,900
Matthew J. Hart	29,292	12/31/07	162,500	650,000	975,000
Thomas L. Keltner	17,478	12/31/07	96,950	387,800	581,700
Madeleine A. Kleiner	12,392	12/31/07	68,750	275,000	412,500
Robert M. La Forgia	11,266	12/31/07	62,500	250,000	375,000

(1)          The performance units listed were granted pursuant to the 2004 Omnibus Equity Compensation Plan and are not included in the “Summary Compensation Table” above. Each grant has a performance and vesting period ending on December 31, 2007 and entitles the grantee to receive shares of the Company’s common stock on a one-for-one basis for each unit if specified performance goals are met. The Compensation Committee has approved performance goals for the listed grants which measure the Company’s total stockholder return against a comparable group of companies, total Company EBITDA margin and Company return on total capital. Depending upon the achievement of the performance goals, the actual number of shares issued to the Named Officers under the 2004 Plan may vary from the target payout according to the above table. If the threshold performance goals are not achieved, no shares will be issued for grants of performance units under the 2004 Plan. The dollar values in the above table are based on the closing price of the Company’s common stock on the NYSE on the date of grant. See “Compensation Committee Report on Executive Compensation—Long-Term Incentive Program” below.

(2)          On March 31, 2006, the Compensation Committee determined that, in light of the Company’s acquisition of the lodging assets of Hilton Group plc on February 23, 2006, the performance goals established for the performance unit grants described in the above table are no longer appropriate because they do not take into account the impact of the acquisition on the performance of the new combined company. Accordingly, to encourage retention and to better align compensation incentives with the performance of the new combined company, the Compensation Committee issued additional grants under the 2004 Plan consisting of a combination of performance units, stock units and stock options to the Named Officers (collectively, the “Special Grants”). The Compensation Committee believes that the amount payable with respect to the performance unit grants described in the above table based on actual performance will be minimal or zero at the end of the full performance period. The Compensation Committee has retained discretionary authority to reduce the amount paid to the Named Officers with respect to the performance unit grants described in the above table and the performance unit portion of the Special Grants made to the Named Officers in 2006 so that the total compensation paid to each holder reflects the Compensation Committee’s intent with regard to appropriate pay-for-performance under both grants and remains fair and reasonable in light of both Company and individual performance over the period. See “Compensation Committee Report on Executive Compensation—Long-Term Incentive Program” below.

Option Exercises and Values for 2005

The following table sets forth information with respect to the exercised and unexercised options to purchase common stock granted under the Company’s Stock Plans to the Named Officers, and held by them at December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of Shares Acquired		Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
Name	On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen F. Bollenbach	—	—	—	2,400,000	—	$768,000
Matthew J. Hart	639,100 (2)	$5,841,220	—	95,500	—	$1,169,545
Thomas L. Keltner	—	—	117,300	73,550	$1,486,463	$900,752
Madeleine A. Kleiner	—	—	92,250	42,250	$1,232,015	$517,140
Robert M. La Forgia	—	—	141,125	33,025	$1,322,692	$404,470

(1)          Based on the fair market value of $24.11, which represents the closing price of the Company’s common stock on the NYSE on December 30, 2005 (last trading day of 2005).

(2)          Indicates number of options exercised for cash consideration.

The following Compensation Committee Report on Executive Compensation and Stockholder Return Performance Graph do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or incorporates such Report and Graph by reference therein.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Company’s Compensation Committee (the “Committee”) establishes and monitors policies and procedures regarding compensation programs. The Committee also approves actions associated with these programs affecting the Named Officers and other senior officers of the Company (the “Executive Group”).

The Company’s executive compensation program is designed to closely link executive compensation to:

•       specific earnings and cash flow goal achievement for the Company and its business units;

•       common stock price appreciation; and

•       individual goal achievement.

This direct link between pay and performance focuses executives on factors that drive the Company’s financial success and create incremental stockholder value.

Key components of the Company’s executive compensation program include:

•       base salary;

•       annual performance bonus; and

•       long-term incentive compensation.

Prior to 2004, the Company’s long-term incentive compensation had consisted primarily of stock options and supplemental retirement benefit units. The 2004 Omnibus Equity Compensation Plan (the “2004 Plan”), which was approved by the Company’s stockholders at the 2004 annual meeting, provides for long-term incentive compensation in the form of stock units, performance units, stock options and other types of stock-based awards. In 2004 and 2005, grants under the 2004 Plan consisted of stock units and performance units, except for a stock option grant to Mr. Bollenbach in 2005 pursuant to the terms of his employment agreement with the Company. See “Chief Executive Officer Compensation” below. The Committee has determined that, in light of the Company’s acquisition of the lodging assets of Hilton Group plc on February 23, 2006 (the “HI Acquisition”), long-term compensation grants for 2006 will consist of a combination of stock units, performance units and stock options in order to encourage retention and measure the performance of the new combined company over periods ranging from two to ten years.

The Committee targets total compensation (i.e., the sum of base salary, annual performance bonus, grants of stock-based awards and benefits) at a level comparable to a “competitive market.” During 2005, the competitive market consisted of large publicly-traded hotel companies, as well as selected companies in the hospitality, leisure, real estate and consumer products industries, comparable in size to the Company. The Committee uses a broad comparison of this type to reflect the marketplace in which the Company competes for executive talent.

The Committee seeks to attract, retain and motivate employees by providing target compensation at a level comparable to the competitive market described above. Actual total compensation paid to the

Executive Group may exceed or fall below competitive levels, both annually and over time, based on various factors including:

•       the Company’s financial performance;

•       the Company’s common stock performance;

•       performance of the executive’s area of responsibility;

•       individual executive performance;

•       the executive’s experience in his or her role; and

•       the executive’s length of service with the Company.

The Company establishes target total compensation levels by periodically reviewing market compensation data prepared by independent compensation consultants. The Committee believes that 2005 compensation levels reflect both the competitive market and individual performance, as well as the experience and tenure of each Named Officer. In establishing compensation levels for the Company’s executive officers, the Committee takes into consideration all forms of compensation, including salary, bonus, the value of outstanding equity awards, change in control payment opportunities, supplemental executive retirement benefits and any perquisites.

Base Salary

The Named Officers (other than Mr. Bollenbach who is covered by an employment agreement) received annual salary increases in 2005 that reflected both the competitive market and each Named Officer’s individual performance, experience and tenure. On January 26, 2006, the Committee approved salary increases for each Named Officer (other than Mr. Bollenbach) which result in the following annual salaries: Mr. Hart—$850,000; Mr. Keltner—$581,411; Ms. Kleiner—$525,000; and Mr. La Forgia—$550,000.

Annual Incentive Plan

The Company’s stockholders approved the Annual Incentive Plan (the “Incentive Plan”) at the 2004 annual meeting of stockholders. Pursuant to the Incentive Plan, the Company’s executive officers are eligible for cash bonus awards if objective performance goals established by the Committee are met. For 2005, the Committee established the performance goal as the achievement by the Company of at least 85% of budgeted earnings on a consolidated basis before interest, taxes, depreciation and amortization (“EBITDA”). The Committee selected EBITDA as the performance measure because the Committee believes that EBITDA is a good measure of the Company’s operating performance during the year. The Committee also established the total amount of the bonus pool available to the Company’s executive officers as .60% of 2005 EBITDA reported by the Company. On January 18, 2006, the Committee certified that the performance goal for 2005 was achieved, and approved bonus payments to the Named Officers as set forth in the “Summary Compensation Table” above. In light of the HI Acquisition, the Committee intends to establish performance goals that emphasize integration of the combined company in order to focus management on realizing the perceived benefits of the acquisition.

Long-Term Incentive Program

Prior to 2004, the Company’s long-term incentive program consisted historically of grants of stock options and supplemental retirement benefit units at the discretion of the Committee. The 2004 Plan provides for grants of stock units (“RSUs”), performance units (“PSUs”), stock options and other stock-based awards.

The Committee engaged an independent compensation consultant to review the Company’s long-term incentive compensation practices. Based upon this review, the Committee determined that RSUs and PSUs were an effective way to encourage grantees to focus on and contribute to increasing value for the Company’s stockholders, and that these awards should be a significant part of the Company’s long-term incentive compensation program pursuant to the 2004 Plan. Therefore, the Committee approved grants of RSUs and PSUs as the primary form of long-term incentive compensation awarded to the Company’s executive officers, senior officers and certain employees in 2005.

The timing and size of grants of RSUs, PSUs and stock-based awards have been based upon:

•       Company performance;

•       individual performance;

•       “competitive market” practices; and

•       grant size in prior years.

The weighting of these factors varies and is subjective. The Company awarded an aggregate of 70,428 RSUs, a target number of 210,428 PSUs and 400,000 stock options to the Named Officers during 2005 pursuant to the 2004 Plan. See “Executive Compensation—Summary Compensation Table” and “Long-Term Incentive Plans—Awards in Last Fiscal Year” above.

On January 26, 2005, the Committee approved the following grants by the Company of both RSUs and an identical target amount of PSUs to the Named Officers: Mr. Hart—29,292 units; Mr. Keltner—17,478 units; Ms. Kleiner—12,392 units; and Mr. La Forgia—11,266 units. On January 26, 2005, Mr. Bollenbach received a grant of 140,000 PSUs pursuant to the terms of his employment agreement. The RSUs vest in equal annual installments over four years. For the PSU grants, the Committee established a three-year performance and vesting period and three equally weighted performance goals based on total Company stockholder return in relation to a comparable group of companies, total Company EBITDA margin, and Company return on total capital. In establishing the performance goals for the 2005 PSU grants, the Committee included two Company financial goals along with the total stockholder return index in order to align the performance goals more closely with the execution by management of the Company’s overall strategy.

On March 31, 2006, the Committee determined that, in light of the HI Acquisition, the performance goals established for the PSUs granted by the Company on January 26, 2005 (collectively, the “Original 2005 PSUs”) are no longer appropriate because they do not take into account the impact of the HI Acquisition on the performance of the new combined company. Accordingly, to encourage retention and to better align compensation incentives with the performance of the new combined company, the Committee issued additional grants on March 31, 2006, under the 2004 Plan consisting of a combination of PSUs, RSUs and stock options to all of the recipients of the Original 2005 PSUs, as described under the bullet points below (collectively, the “Special Grants”).

Following the December 31, 2007 simultaneous close of the performance periods for both the Original 2005 PSUs and the PSU portion of the Special Grants, the Committee will assess the Company’s overall performance in relation to the performance objectives established for the Original 2005 PSUs and the PSU portion of the Special Grants and the individual performance of each holder of those units and determine what payment is warranted based on such performance. The Committee believes that the amount payable with respect to the Original 2005 PSUs based on actual performance will be minimal or zero at the end of the full performance period. However, in the unlikely event that any amount becomes payable with respect to the Original 2005 PSUs, the Committee may nevertheless exercise its discretionary authority under the Original 2005 PSUs and the PSU portion of the Special Grants to reduce the amount payable thereunder so that the total compensation paid to each holder reflects the Committee’s intent with regard to appropriate pay-for-performance under both grants and remains fair and reasonable in light of both Company and individual performance over the period.

The Special Grants are described below:

•       On March 31, 2006, in order to reward recipients of the Original 2005 PSUs for the value of such grants through December 31, 2005, the Committee approved grants of RSUs under the 2004 Plan to such recipients. The RSUs vest in full on January 5, 2008. The Named Officers received the following RSU grants on March 31, 2006: Mr. Bollenbach—46,667 RSUs; Mr. Hart—9,764 RSUs; Mr. Keltner—5,826 RSUs; Ms. Kleiner—4,131 RSUs; and Mr. La Forgia—3,755 RSUs.

•       On March 31, 2006, the Committee approved the PSU portion of the Special Grants under the 2004 Plan to recipients of the Original 2005 PSUs. The PSU portion of the Special Grants has a performance and vesting period ending on December 31, 2007 and is based upon two equally weighted performance goals established by the Committee of total Company EBITDA margin and Company return on total capital. Unlike the total Company EBITDA margin and Company return on total capital performance measures applicable to the Original 2005 PSUs, the total Company EBITDA margin and Company return on total capital performance measures applicable to the PSU portion of the Special Grants take into account the performance of the new combined company as a result of the HI Acquisition. The Named Officers received the following grants of a target number of PSUs on March 31, 2006: Mr. Bollenbach—46,667 PSUs; Mr. Hart—9,764 PSUs; Mr. Keltner—5,826 PSUs; Ms. Kleiner—4,131 PSUs; and Mr. La Forgia—3,755 PSUs.

•       On March 31, 2006, the Committee also approved nonqualified stock option grants under the 2004 Plan to recipients of the Original 2005 PSUs. These stock option grants vest in full on January 5, 2008. On March 31, 2006, the Named Officers received stock option grants to acquire the following number of shares of the Company’s common stock, with a fair market value exercise price of $25.525: Mr. Bollenbach—140,000 shares; Mr. Hart—29,292 shares; Mr. Keltner—17,478 shares; Ms. Kleiner—12,392 shares; and Mr. La Forgia—11,266 shares.

Stock units represent the right of the recipient to receive shares of the Company’s common stock on a one-for-one basis, subject to vesting restrictions in order to encourage retention. The value of stock units granted under the 2004 Plan is directly tied to the value of the Company’s stock price, thereby ensuring that the financial interests of grantees and stockholders are closely aligned.

Performance units represent the right of the recipient to receive a target number of shares of the Company’s common stock on a one-for-one basis, if specified performance goals are met and vesting restrictions are satisfied. Performance unit grants are payable from 0% to 150% of the target amount depending upon the level of achievement of performance goals established by the Committee.

Stock options represent the right of the recipient to exercise options and receive shares of the Company’s common stock on a one-for-one basis, subject to vesting restrictions to encourage retention. The value of stock options is directly tied to the Company’s stock price, thereby closely aligning the financial interests of option holders and stockholders. Exercise prices are not less than the fair market value of the Company’s common stock on the grant date. The Committee believes that the use of stock options, in conjunction with RSUs and PSUs, provides a longer term incentive window that is appropriate to encourage retention and for measuring the success of the HI Acquisition.

Chief Executive Officer Compensation

On November 11, 2004, the Committee approved, and the Company and Stephen F. Bollenbach, the Company’s Co-Chairman of the Board and Chief Executive Officer, entered into an Amended and Restated Employment Agreement, as subsequently amended as of January 27, 2005 and March 31, 2006

(the “Employment Agreement”). The Company hired Mr. Bollenbach as President and Chief Executive Officer in February 1996, and entered into an employment agreement with him at that time which was subsequently amended. The Employment Agreement amends Mr. Bollenbach’s previous employment agreement and a letter agreement dated May 23, 2002 pursuant to which Mr. Bollenbach agreed to provide consulting services to the Company.

The Employment Agreement provides for a term of employment of Mr. Bollenbach as the Company’s Chief Executive Officer beginning on January 1, 2005 and ending on December 31, 2007 (the “Employment Period”), unless earlier terminated. The Employment Agreement also provides that Mr. Bollenbach will provide consulting services to the Company for a five-year period beginning on his retirement date or any earlier date of termination (the “Consulting Period”).

The Committee met with independent compensation consultants and reviewed market compensation information prepared by such consultants to ensure that Mr. Bollenbach’s compensation is comparable with that of the chief executive officers of competitive companies. The Committee reviewed Mr. Bollenbach’s total compensation package including salary, bonus, perquisites, anticipated values of prior equity grants at time of grant and actual value delivered, and changes in the executive compensation market. The Employment Agreement establishes a minimum annual base salary for Mr. Bollenbach of $1,000,000 and targets an annual bonus opportunity of 100% of base salary, with a maximum bonus opportunity of 200% of base salary. Mr. Bollenbach’s bonus opportunity depends upon the achievement by the Company of performance goals established by the Committee. To the extent that Mr. Bollenbach’s total compensation (salary and bonus) in any year exceeds $1,000,000 as determined under Section 162(m) of the Internal Revenue Code, the excess amount will be deferred and paid to Mr. Bollenbach when the Company is no longer subject to the Federal income tax deduction limits imposed by Section 162(m), as discussed below.

Consistent with the May 23, 2002 letter agreement, Mr. Bollenbach will receive an annual consulting fee of $500,000 and be provided with office space and secretarial support during the Consulting Period. The Company’s obligation to pay Mr. Bollenbach during the Consulting Period is conditioned upon Mr. Bollenbach not breaching certain covenants contained in his Employment Agreement, including certain non-compete provisions. Pursuant to the Employment Agreement and in connection with the termination of the split-dollar life insurance policy described below, Mr. Bollenbach was awarded a one-time cash signing bonus of $193,194 and a special cash bonus of $137,830 in January 2005. Mr. Bollenbach will also receive a special cash bonus of $137,830 payable each January ending in January 2009, regardless of whether he is an employee of or consultant to the Company on any special bonus payment date.

As described above under “Annual Incentive Plan,” the Committee established the 2005 performance goal for the eligibility of the Company’s executive officers, including Mr. Bollenbach, for bonus awards under the Incentive Plan. On January 18, 2006, the Committee certified that the performance goal was achieved and approved a bonus to Mr. Bollenbach of $1,840,000. Mr. Bollenbach’s bonus constituted 27% of the total bonus pool available to the executive officers under the Incentive Plan. The total amount of bonuses paid to Mr. Bollenbach in January 2006 of $1,977,830, when added to his 2005 salary of $1,000,000, totals $2,977,830. Pursuant to the Employment Agreement, $137,830 of such bonus amount was deferred since the amount would not otherwise be deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code. The Employment Agreement provides that any amount of bonus deferred is credited, from the date it would otherwise have been paid to the date the deferred amounts are paid, with interest at a floating rate equal to a prime lending rate. The Employment Agreement also provides that Mr. Bollenbach may elect to have such deferred compensation invested in phantom shares of the Company’s common stock on a book entry account basis. Mr. Bollenbach elected to have his deferred bonus invested in such phantom shares in 2000, which had an equivalent cash value equal to 151,692 shares of the Company’s common stock as of December 31, 2005.

In each year of the Employment Period (subject to Mr. Bollenbach’s continued employment), Mr. Bollenbach will be granted stock options to purchase 400,000 shares of common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the applicable grant date. Each option will become exercisable upon the earlier of: (i) December 31, 2007 and (ii) termination of Mr. Bollenbach’s employment without cause, or due to his death or disability, his resignation for good reason, or upon a change of control of the Company (each a “Triggering Event”), but in any case only if Mr. Bollenbach is continuously employed through the earlier of such dates. The initial grant of stock options to purchase 400,000 shares was made on January 26, 2005, at an exercise price of $22.19 per share. The 2006 grant of stock options to purchase 400,000 shares was made on January 18, 2006, at an exercise price of $24.43 per share.

In each year of the Employment Period (subject to Mr. Bollenbach’s continued employment), Mr. Bollenbach will be granted PSUs and/or other equity incentive grants as the Committee deems appropriate that equate, at “targeted performance,” to 140,000 shares of the Company’s common stock. The initial grant of 140,000 PSUs was made on January 26, 2005. The actual number of shares to be earned with respect to each grant will be determined based upon the level of achievement of performance goals established by the Committee. For the 2005 grant, the Committee established three equally weighted performance goals based on total Company stockholder return in relation to a comparable group of companies, total Company EBITDA margin, and Company return on total capital. The 2005 grant of PSUs is scheduled to vest on December 31, 2007, provided Mr. Bollenbach is employed until such date. In addition, each grant of PSUs will also vest upon a Triggering Event. On March 31, 2006, the Committee approved an amendment to the Employment Agreement to enable the Committee to conform Mr. Bollenbach’s grants to actions taken by the Committee with respect to the Original 2005 PSUs and Special Grants made to the other Named Officers. Accordingly, on March 31, 2006, the Committee approved the following Special Grants to Mr. Bollenbach, with vesting of each of the Special Grants contingent on Mr. Bollenbach’s continued employment until December 31, 2007: (i) 46,667 RSUs vesting on January 5, 2008; (ii) 46,667 PSUs with a performance and vesting period ending on December 31, 2007; and (iii) 140,000 stock options vesting on January 5, 2008. See “Long-Term Incentive Program” above for a description of the discretionary authority retained by the Committee to reduce the amount paid to Mr. Bollenbach under the 2005 PSU grant and the PSU portion of the Special Grants at the end of the performance period.

On December 31, 1998, upon completion of the spin-off of the Company’s gaming business and pursuant to Mr. Bollenbach’s then existing employment agreement, Mr. Bollenbach was granted 2,000,000 stock options under the Company’s 1996 Stock Incentive Plan that have an exercise price of $27.52676, which is equal to 150% of the Company’s common stock closing price on the date such grant was approved (July 9, 1998) and approximately 200% of the closing price on the date of actual grant, ratably reduced to reflect the Company’s spin-off. The Employment Agreement provides that these options will vest and become fully exercisable on December 31, 2007, rather than on September 30, 2008 as provided in the previous employment agreement. To the extent these options are not already vested, they will become fully vested and exercisable in the event of a change of control of the Company provided that Mr. Bollenbach has not breached certain covenants contained in the Employment Agreement. For additional information, see “Change of Control Agreements” below.

The Employment Agreement provides for the termination of the split-dollar arrangement on a $10 million face amount, last to die, variable life insurance policy on the lives of Mr. Bollenbach and his spouse (the “Supplemental Policy”) provided for under the previous employment agreement. The Company withdrew from the Supplemental Policy the maximum amount that could be withdrawn without incurring any surrender charges or terminating the Supplemental Policy. Mr. Bollenbach has paid to the Company the cash surrender value that remained in the Supplemental Policy. The split-dollar arrangement was terminated on the withdrawal date, with the effect that: (i) the Company released its collateral interest in the cash surrender value of the Supplemental Policy; (ii) the Company has no obligation to make any premium contributions to the Supplemental Policy; and (iii) Mr. Bollenbach has unfettered ownership interest in the Supplemental Policy.

The Employment Agreement continues the terms of Mr. Bollenbach’s supplemental retirement benefit in the form of a phantom interest in 700,000 shares of the Company’s common stock, payable to Mr. Bollenbach upon his retirement in shares of the Company’s common stock plus any dividends or distributions paid by the Company on the underlying shares of common stock. This benefit vested over a five-year period and Mr. Bollenbach is 100% vested in such phantom interest. To the extent the value of such shares of the Company’s common stock increases or decreases, the retirement benefit will also increase or decrease.

In the event Mr. Bollenbach’s employment is terminated due to his death or disability, he will receive the accelerated vesting of equity awards described above and payment of any deferred compensation.

In the event Mr. Bollenbach’s employment is terminated by the Company without cause or Mr. Bollenbach resigns for good reason, each in the absence of a change of control of the Company, he will receive, in addition to the accelerated vesting of equity awards described above, payment of any deferred compensation, benefit continuation for the remainder of the Employment Period and a cash payment equal to his base salary for the balance of the Employment Period and a pro-rated bonus.

In the event Mr. Bollenbach’s employment is terminated by the Company without cause or Mr. Bollenbach resigns for good reason, each following a change of control of the Company, he will receive, in addition to the accelerated vesting of equity awards described above, payment of any deferred compensation, benefit continuation for the remainder of the Employment Agreement and a lump sum cash payment equal to three times his base salary and three times the higher of: (i) the annual bonus paid to him for the last full fiscal year ending during the Employment Period and (ii) the annual bonus paid to him for the fiscal year prior to the change of control. If any payment to Mr. Bollenbach would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will be entitled to an additional payment in an amount such that after his payment of all taxes he receives the same amount of compensation he would have received in the absence of any taxes.

The Company’s obligation to make the payments described above (including the accelerated vesting of Mr. Bollenbach’s equity awards) to Mr. Bollenbach upon his termination of employment without cause or due to his death or disability, whether or not in connection with a change of control of the Company, is conditioned upon Mr. Bollenbach not breaching certain covenants contained in the Employment Agreement.

The Employment Agreement also terminates a letter agreement between Mr. Bollenbach and the Company dated September 10, 2003 in which Mr. Bollenbach agreed, during his tenure as the Company’s Chief Executive Officer, not to transfer 725,484 shares of common stock (the “Shares”) received upon the exercise of stock options granted in 1996. In consideration for Mr. Bollenbach’s agreement to extend his tenure as the Company’s Chief Executive Officer beyond his previously anticipated retirement date of July 1, 2005 for a period of time extending up to December 31, 2007, the Employment Agreement released Mr. Bollenbach from the transfer restriction with respect to the Shares, which were sold by Mr. Bollenbach in November 2004.

The Employment Agreement resulted from arms length negotiations between the Company and Mr. Bollenbach. The Committee believes that the compensation provisions contained in the Employment Agreement were necessary to secure Mr. Bollenbach’s employment and are in the best interests of the Company and its stockholders.

Committee Policy Regarding Compliance with Section 162(m) of the Internal Revenue Code

Federal income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock-based awards, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1,000,000 in any year. Under Section 162(m) of the Internal Revenue Code, the deduction limit does not apply to “performance based” payments. “Performance based” compensation payments must be made from a plan administered by a committee of outside directors and be based upon achieving objective performance goals. Additionally, the material plan terms must be approved by stockholders and the committee must certify that the performance goals were achieved before payments are awarded.

The Committee administers the Company’s compensation programs to conform with Section 162(m) so that the total compensation paid to any employee will not exceed $1,000,000 in any one year, unless payments in excess of $1,000,000 qualify as “performance based,” are deferred or are required for sound management. The Company’s Supplemental Retirement and Retention Plan gives participants the right to elect to receive a distribution of common stock under limited circumstances during their employment, which could result in total annual compensation received by an executive officer exceeding the $1,000,000 deduction limit under Section 162(m). To date, none of the Company’s executive officers have made such election under the Supplemental Retirement and Retention Plan or received compensation that exceeds the deduction limit under Section 162(m).

All Compensation Committee members have approved this report:

A. Steven Crown (Chair)
John L. Notter
Donna F. Tuttle
Peter V. Ueberroth
Sam D. Young

STOCKHOLDER RETURN PERFORMANCE GRAPH

The graph below shows the cumulative total stockholder return for the five years ended December 31, 2005, assuming the investment of $100 on December 31, 2000 (and the reinvestment of dividends and common stock equivalents) in each of the Company’s common stock, the S&P 500 Stock Index and the S&P 500 Hotels, Resorts and Cruise Lines Index.

Comparison of Five-Year Cumulative Total Return of
the Company, S&P 500 Stock Index and S&P 500 Hotels, Resorts and Cruise Lines Index

	12/00	12/01	12/02	12/03	12/04	12/05
Hilton Hotels Corporation	$100	104.72	122.65	166.25	221.63	236.23
S&P 500 Stock Index	$100	88.11	68.64	88.33	97.94	102.75
S&P 500 Hotels, Resorts & Cruise Lines Index	$100	93.78	83.99	127.74	186.03	188.88

RETIREMENT PLANS

Benefits Under Retirement Plans

Effective December 31, 1996, the Company amended its Retirement Plan, Retirement Benefit Replacement Plan and Supplemental Executive Retirement Plan (collectively, the “Retirement Plans”) to provide that employees earn no further benefits under the Retirement Plans. Accordingly, the benefits under the Retirement Plans were based upon compensation and years of service through December 31, 1996. The compensation covered by the Retirement Plans included a participant’s salary, bonus and live-in allowance (if any). Benefits under the Retirement Plan and the Retirement Benefit Replacement Plan were determined according to the highest five consecutive years of compensation through December 31, 1996. Benefits under the Supplemental Executive Retirement Plan were based upon the highest three years of compensation. Compensation above $800,000 paid in any year after 1993 was not included in calculating benefits under the Retirement Plans.

Until April 1, 1994, the Supplemental Executive Retirement Plan and the Retirement Benefit Replacement Plan provided that the present value of a participant’s benefit would be transferred from time to time to a grantor trust established by such officer, along with additional amounts needed to equalize the trust account to the after-tax benefits which would have been provided in the absence of the trust. Such transfers will resume if a change of control of the Company occurs.

Messrs. Bollenbach, Hart and La Forgia are the only Named Officers with any years of service or benefits under the Retirement Plans as of December 31, 2005. Messrs. Bollenbach and Hart each had less than one year of service under the Retirement Plans on December 31, 1996, which is the date that benefits ceased to accrue thereunder. Mr. La Forgia had 15 years of service under the Retirement Plans on such date. Messrs. Bollenbach,  Hart and La Forgia have estimated annual benefits under the Retirement Plans at normal retirement age of approximately $19,000, $11,000 and $83,000, respectively.

Supplemental Retirement and Retention Plan

Effective June 1, 2000, the Company adopted the Supplemental Retirement and Retention Plan (the “SRRP”). Under the SRRP, senior officers of the Company may be granted supplemental retirement benefit units (“Units”). The Units vest 25% per year over a four-year period and are payable in shares of the Company’s common stock, on a one-for-one basis, upon the grantee’s retirement, with limited distribution available during employment. The SRRP also provides for an upward adjustment in the number of Units in a participant’s account based upon dividends and distributions paid by the Company with respect to the underlying shares of common stock, from the date of grant. Grants of Units to the Named Officers are set forth above in the Summary Compensation Table under the caption “Restricted Stock Awards.” The Units will become immediately vested in the event of a change of control of the Company, as defined in the SRRP.

Pursuant to his Employment Agreement with the Company, in 2000, Mr. Bollenbach was granted supplemental retirement benefit units substantially similar to the awards of Units under the SRRP. See “Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation” above.

Other Benefit Plans

The Company has adopted an Executive Deferred Compensation Plan (“Deferred Compensation Plan”) and a 401(k) Savings Plan. Under the Deferred Compensation Plan and the 401(k) Savings Plan, employees may elect to defer compensation which otherwise would have been paid to them. The Named Officers and other officers of the Company eligible to participate in the Deferred Compensation Plan may defer up to 100% of their compensation. Deferred Compensation Plan participants are eligible to receive from the Company a matching contribution of 50% of the first 10% of their deferred compensation in any year. Employees of the Company who participate in the 401(k) Savings Plan receive a matching contribution of 100% of the first 3%, and 50% of the next 2%, of their compensation contributed under the Plan.

CHANGE OF CONTROL AGREEMENTS

General

The Company’s Board of Directors has adopted a Change of Control Agreement (“Control Agreement”) which has been entered into with the Executive Group, including Messrs. Hart, Keltner and La Forgia and Ms. Kleiner (collectively, the “Control Participants”). The Company has terminated Mr. Bollenbach’s Control Agreement and incorporated similar provisions in his Employment Agreement with the Company. See “Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation” above.

Summary of Provisions

Under the terms of the Control Agreement, upon the occurrence of a Change of Control (as defined below), the Company agrees to continue the employment of each Control Participant for a three-year period, or until the Control Participant’s retirement if earlier (the “Control Employment Period”), in a position which is at least commensurate with the Control Participant’s position prior to the Change of Control. The Company also agrees to provide the Control Participant with base salary, annual bonuses, incentive plan, retirement plan, welfare benefit plan, fringe benefits and other employment policy coverage which is at least equal to the coverage in effect prior to the Change of Control. Under the Control Agreement, each Control Participant will receive payments aggregating up to three times annual salary and bonus if, following a Change of Control, he or she is terminated without cause or terminates for good reason (including, but not limited to, the assignment to such Control Participant of duties inconsistent with his or her position at the time of the Change of Control). The Control Participant is also entitled to receive benefits under the Company’s incentive, savings, retirement, welfare benefit and fringe benefit plans and policies during the remainder of the Control Employment Period.

The Control Agreement continues for renewable three-year terms or until the Control Participant’s normal retirement date, if earlier.

Definition of Change of Control

Under the Control Agreement, a Change of Control with respect to the Company means: (i) the acquisition, within the meaning of Section 13(d) and Rule 13d-1 of the Securities Exchange Act of 1934, as amended (other than from the Company), by any person, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (C) Barron Hilton or the Conrad N. Hilton Fund), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) a majority of the membership of the incumbent Board of Directors changes other than in the ordinary course; or (iii) there is a dissolution or liquidation of the Company, a sale of substantially all of its assets, or a reorganization, merger or consolidation in which the Company’s stockholders do not own more than 60% of the combined voting power of the company resulting from such transaction.

Tax Payments

If any payment, whether pursuant to the Control Agreement or otherwise (i.e., under Retirement or Stock Plans), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Control Participant shall be entitled to receive an additional payment in an amount such that after payment by the Control Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the additional payment, he or she receives the same amount of compensation pursuant to the Control Agreement which he or she would have received in the absence of any such taxes.

Agreement Not To Compete

Under the Control Agreement, each Control Participant has agreed that, for a period of one year after termination of employment with the Company, he or she will not be employed by, own, operate or otherwise be affiliated with a business actively competing with the Company, or hire the Company’s employees, except with the prior written consent of the Company.

Confidentiality

Under the Control Agreement, each Control Participant agrees to maintain the confidentiality of all secret or confidential information relating to the Company which the Control Participant obtained during his or her employment by the Company.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2005. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. Although the Company’s Board of Directors is not required to submit the Audit Committee’s appointment of the Company’s independent registered public accounting firm for stockholder approval, the Board has elected to seek ratification by stockholders at the annual meeting of its appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2006. A representative of Ernst & Young LLP is expected to attend the annual meeting where the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal will be necessary for the adoption of Proposal 2. In the event that the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider its recommendation of the Company’s independent registered public accounting firm.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2. Proxies solicited by the Company’s Board of Directors will be voted for Proposal 2 unless stockholders specify otherwise.

PROPOSAL 3
STOCKHOLDER PROPOSAL CONCERNING ELECTION OF DIRECTORS

The Company has been advised that one of its stockholders intends to present a proposal at the annual meeting. The stockholder proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

The name, address and stock ownership of the proponent will be furnished by the Company promptly upon receiving an oral or written request to the Company’s Secretary. For the reasons set forth in the Board’s Statement in Opposition immediately following this stockholder proposal, the Company’s Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Stockholder Proposal

“Resolved: That the shareholders of Hilton Hotels Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.”

Stockholder Supporting Statement

“Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate of incorporation or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. This shareholder proposal requests that the Board initiate a change to the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support of this important director election reform.”

Board of Directors’ Statement in Opposition to the Stockholder Proposal

After careful consideration, the Company’s Board of Directors recommends a vote against this stockholder proposal because the Company has already implemented a policy (described below) that addresses the proponent’s concerns and for the other reasons described below:

The Company has a plurality voting standard for the election of directors, which provides that nominees for the election of directors who receive the most affirmative votes of the stockholders are elected to serve as Company directors. This methodology, which the proposal seeks to replace, is the default system under the laws of the State of Delaware and most large companies that are incorporated in Delaware and elsewhere use such a plurality voting standard.

The Board has determined that it is appropriate to provide a process for the Board to evaluate the continued Board service of any director who receives more “withheld” votes than “for” votes in an uncontested election. For this reason, in March 2006, the Board adopted a policy providing that, in an uncontested election of directors, any director who receives a greater number of “withheld” votes from his or her election than votes “for” such election, shall promptly tender his or her resignation. The Corporate Governance and Nominating Committee would then consider the resignation offer and recommend to the Board whether to accept it. The Board would act on this recommendation within 90 days after certification of the stockholder vote. See “Corporate Governance Information—Policy on Majority Vote for Director Elections” and Article XVIV of our Corporate Governance Guidelines at www.hiltonworldwide.com (click on “Investor Relations,” then “Corporate Governance”). This policy gives stockholders a meaningful role in the director election process and removing a director opposed by stockholders. In addition, the Company is required by the NYSE listing standards to have a majority of independent directors and the charters for its Audit, Compensation and Corporate Governance and Nominating Committees require a minimum number of independent directors. The Company’s policy also serves the purpose of preserving the flexibility of the Board in responding to situations in which the Company could fail to be in compliance with these requirements.

By contrast, the majority voting standard requested by the proposal only addresses the voting requirement for being elected to the Board. It does not remove incumbent directors who fail to receive a majority vote because under Delaware law and the Company’s By-laws, an incumbent director who is not re-elected by the stockholders “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified. Therefore, even if the proposal were adopted, the Company could not force a director who failed to receive a majority vote to leave the Board until the next annual meeting.

In 2005, the Company received a stockholder proposal substantially similar to this proposal. The Company’s stockholders rejected the 2005 proposal, with 44% of the shares voting in favor of that proposal at the 2005 annual meeting of stockholders. The Board has evaluated this proposal in light of the Board’s new policy on majority vote for director elections and believes it is not in the best interests of the Company and its stockholders for this proposal to be adopted.

The Company has a history of a strong and independent Board of Directors elected by a significant majority of votes. For more than the past ten years, every director nominee proposed by the Company has received an affirmative vote of at least 93% of the shares voted in the election of directors. Two-thirds of the Company’s directors are independent and the Company’s Audit, Compensation and Corporate Governance and Nominating Committees are comprised entirely of independent directors. The Board is committed to good corporate governance practices and has implemented the policy on majority vote for director elections described above and a variety of other measures discussed in this proxy statement to strengthen the Company’s governance process. The Board believes the plurality voting standard used by the Company, in conjunction with the director election policy adopted by the Board, provides an appropriate mechanism for electing an independent Board that is committed to delivering long-term stockholder value.

Vote Required

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal. Because this proposal is only a recommendation, however, its approval would not effectuate the changes it describes. The proposal requests the Board to initiate a process to amend the Company’s Certificate of Incorporation or By-laws to provide for a new voting standard for the election of directors.

Board Recommendation

For the reasons set forth above, the Board of Directors urges the Company’s stockholders to reject Proposal 3. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. Proxies solicited by the Company’s Board of Directors will be voted against adoption of Proposal 3 unless stockholders specify otherwise.

PROPOSAL 4
STOCKHOLDER PROPOSAL CONCERNING STOCKHOLDER RIGHTS PLAN

The Company has been advised that one of its stockholders intends to present a proposal at the annual meeting. The stockholder proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

The name, address and stock ownership of the proponent will be furnished by the Company promptly upon receiving an oral or written request to the Company’s Secretary. For the reasons set forth in its Statement in Opposition immediately following this stockholder proposal, the Company’s Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Stockholder Proposal

“RESOLVED, that the following be added to the Corporation’s Bylaws:

Poison Pills (Shareholder Rights Plans)

A.             The Corporation shall not maintain a shareholder rights plan, rights agreement or any other form of “poison pill” making it more difficult or expensive to acquire large holdings of the Corporation’s stock, unless such plan is first approved by a majority shareholder vote.

B.              A majority of shares voted shall suffice to approve such a plan.

C.              The Corporation shall redeem any such rights now in effect.

D.             Notwithstanding any other bylaw, the Board may not amend the above without shareholder ratification.

E.              Each of the above provisions is severable.

IT IS FURTHER RESOLVED that if any law bars shareholders from making the above amendments, then this resolution shall be deemed a recommendation to the Board.”

Stockholder Supporting Statement

“This is a simple proposal. It seeks to amend Hilton Hotels’ By-Laws to provide for a shareholder vote on the Company’s Rights Agreement, commonly called a “poison pill”.

Hilton’s current poison pill is an anti-takeover device that might adversely affect shareholder value by discouraging offers to acquire the company that could be beneficial to shareholders. Shareholders did not have an opportunity to approve this poison pill.

The hotel industry is in a period of substantial merger and acquisition activity. A number of public companies have been acquired by private entities at a premium to trading prices. “Private market transactions over the last 12-18 mos have consistently exceeded our valuation targets for public cos,” said Citigroup’s hotel analyst in a November 11, 2005 report.

Two recent acquisition offers illustrate the potential for benefit to shareholders from the stepped-up activity:

•       La Quinta agreed in November 2005 to be acquired by Blackstone Group at a price representing 33% over the trading value immediately before the offer;

•       In November 2005, Carl Icahn made a tender offer to purchase 51% of Fairmont Hotels’ stock at $40 per share, 23% higher than the average trading price during October 2005.

According to the 1991 book Power and Accountability by Nell Minow and Robert Monks: “All poison pills raise question of shareholder democracy and the robustness of the corporate governance process. They amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders…”

Since Hilton’s poison pill gives the Board the right to decide who is, and who is not, allowed to make an offer to acquire the company, we believe shareholders should have the right to vote on the Agreement that assigns that power to the Board.

We urge you to VOTE FOR this By-Law amendment, so that you can simply vote on Hilton’s poison pill.”

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Board recommends a vote AGAINST this proposal for the following reasons:

The Company’s Board of Directors initially adopted a preferred share purchase rights plan in 1988 to protect the Company’s stockholders against abusive takeover tactics and to ensure that each stockholder would be treated fairly in the event of an unsolicited offer to acquire the Company. Before making its decision to adopt and amend the rights plan, the Board carefully reviewed the arguments for and against adopting such a plan. The Company’s existing preferred share purchase rights plan (the “Rights Plan”) will expire on November 29, 2009, unless extended, redeemed or exchanged by the Company or terminated. The Company received a similar stockholder proposal regarding the Rights Plan in 2000, which was defeated by the Company’s stockholders, receiving 33% of the vote at the 2000 annual meeting of stockholders.

The overriding objective of the Board in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company’s value for all stockholders. The Rights Plan is not designed or intended to prevent an unsolicited, non-abusive offer to acquire the Company at a fair price. The Company believes that potential acquirers will be encouraged by the Rights Plan to negotiate directly with the Board of Directors. In the Board’s view, the Rights Plan will provide the Board adequate flexibility in any negotiations and will enhance the Board’s ability to negotiate the highest possible bid from a potential acquirer. The Company’s Board is comprised of two-thirds independent directors. The Company believes that the Board is in the best position to evaluate and negotiate any potential offer, and to develop alternatives to maximize stockholder value. The Rights Plan is also intended to protect stockholders against tactics that do not treat all stockholders fairly and equally, such as partial and low-tiered tender offers and creeping stock accumulation programs.

The terms of the Rights Plan allow the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interest of its stockholders. In fact, a number of target companies with rights plans in place have redeemed the rights after their directors were satisfied that an offer, as negotiated by them, was in the best interests of the target’s stockholders.

Independent evidence suggests that rights plans enhance value for stockholders. According to the Investor Responsibility Research Center, rights plans have been adopted by over 2,200 U.S. companies, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for stockholders. Institutional Shareholder Services, Inc., a major institutional stockholder advocacy group, commissioned a study released in February 2004 designed to test the correlation between corporate governance and stockholder value. The study found that companies with strong anti-takeover defenses, including rights plans, achieved higher stockholder returns of three-, five- and ten-year periods, higher return on equity, and higher performance on a number of other key financial and operating statistics. A study by J.P. Morgan (now JP Morgan Chase & Co.) published in 2001, analyzing 397 acquisitions of U.S. public companies from 1997 to 2000 where the purchase price exceeded $1 billion, found that companies with rights plans in place received a median premium of 35.9% compared to 31.9% for companies without a rights plan. In addition, a study published in 1997 by Georgeson & Company Inc. (now Georgeson Stockholder Communications, Inc.), a nationally recognized proxy solicitation and investor relations firm, analyzed takeover data between 1992 and 1996 to determine whether rights plans had any measurable impact on stockholder value. The study found that takeover premiums paid to target companies with rights plans were an average of eight percentage points higher than those paid to companies without rights plans, rights plans contributed an additional $13 billion in stockholder value in takeover situations over the study period, and stockholders of acquired companies without rights plans gave up $14.5 billion in potential premiums over the same period. The study also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid or the defeat of a hostile one, and did not reduce the likelihood of a company becoming a takeover target.

The Board approved the Company’s Rights Plan because it strongly believes that the adoption of the preferred stock rights plan is appropriately within its scope of responsibilities to direct the management of the Company’s business and affairs, and notes that stockholder approval of the adoption or maintenance of our preferred stock rights plan is not required by any applicable law, regulation or rule of the New York Stock Exchange. The Board further believes that the redemption of the rights, or otherwise terminating our Rights Plan, or a requirement that stockholders approve the Rights Plan or any new rights plan, undermines the Board’s power to fulfill its legal responsibilities and duties to advance stockholders’ interests, and would be contrary to the preservation and enhancement of stockholder value for all of its stockholders.

The Company has received the written opinion of Richards, Layton & Finger, its counsel, that the proposed bylaw provision, if adopted by the stockholders, would not be a valid bylaw under the Delaware General Corporation Law (the “DGCL”). The proponent’s proposal states that “if any law bars shareholders from making the above amendments, then this resolution shall be deemed a recommendation to the Board.”  The Board believes, based upon such counsel’s opinion, that the proposed bylaw provision would be invalid under the DGCL. Therefore, based on the opinion of the Company’s counsel, if the stockholder proposal is adopted by the stockholders, the Company will not treat the vote as effective to amend the Company’s By-laws but as a recommendation to the Board. The reasoning of the legal opinion provided by the Company’s counsel is summarized below and included in this proxy statement with such counsel’s consent.

Absent an express provision in a corporation’s certificate of incorporation to the contrary, 8 Del. C. Section 141(a) of the DGCL vests in the board of directors the authority to manage the corporate enterprise. Among the powers conferred upon directors under Section 141(a) is the power to adopt and maintain defensive measures prior to or in response to a takeover proposal. One of the principal defensive measures that Delaware courts have specifically endorsed, and specifically recognized as within the province of the board of directors to adopt, is a stockholder rights plan. Adopting a stockholder rights plan is a function specifically assigned to the board of directors of a Delaware corporation by Section 157 of the DGCL. Absent a provision in the corporation’s certificate of incorporation to the contrary, a board of directors of a Delaware corporation cannot be directed by a stockholder adopted bylaw to exercise such authority in a particular way or delegate to stockholders or others the authority to exercise such power.

The proposed bylaw amendment purports to prohibit the Board from maintaining its Rights Plan absent stockholder approval, would require the Board of Directors of the Company to redeem the existing rights under the Company’s current Rights Plan, and prohibits the Board from amending the proposed bylaw without stockholder approval, in each case regardless of the facts and circumstances then existing. A board’s ability to exercise its business discretion on whether to redeem a rights plan in the context of a sale of the corporation is a fundamental matter of management policy that cannot be substantially limited by a stockholder adopted bylaw under Delaware law. By requiring the Board of Directors to redeem the Company’s Rights Plan, the proposed bylaw amendment would limit the Board’s authority with respect to the negotiation of a possible sale of the Company, a matter of fundamental importance to the Company and its stockholders. The sale of a corporation is also implicated when a corporation adopts a rights plan. The proposed bylaw amendment impermissibly divests the Board of its managerial authority with respect to the adoption of a rights plan. A requirement that the Board submit the adoption  of a stockholder rights plan to a stockholder vote in all cases and without exception, thereby subjecting the plan’s efficacy to such stockholder approval, effectively removes from the Company’s directors the discretion to utilize a powerful and effective tool in reacting to unfair or inequitable takeover tactics, even if the Board determines in the good faith exercise of its fiduciary duties that a rights plan would be in the best interests of stockholders and the most effective means of dealing with such a threat.

Vote Required

Approval of Proposal 4 requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal.

Board Recommendation

For the reasons set forth above, the Board of Directors urges the Company’s stockholders to reject Proposal 4. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. Proxies solicited by the Company’s Board of Directors will be voted against adoption of Proposal 4 unless stockholders specify otherwise.

2007 ANNUAL MEETING OF STOCKHOLDERS

The 2007 Annual Meeting of Stockholders is presently scheduled to be held on May 23, 2007. Any proposals of stockholders intended to be presented at such meeting must be received by the Secretary of the Company no later than December 20, 2006, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy relating to the meeting. For stockholder proposals to be included in the proxy statement, you must comply with the rules of the SEC governing the submission of stockholder proposals.

Under our By-laws, for a stockholder to properly bring business before an annual meeting, including nominations to be made by a stockholder at the annual meeting, such stockholder must submit written notice thereof to the Secretary of the Company not less than 60 days prior to the annual meeting. The notice must contain certain required information as set forth in our By-laws. Our By-laws are filed with the SEC as Exhibit 3.4 to our Annual Report on Form 10-K for the year ended December 31, 2005.

The enclosed proxy card offers the Company’s stockholders the option to access the proxy statement, annual report and other materials relating to the 2007 Annual Meeting of Stockholders and other future stockholder meetings electronically via the internet. Stockholders who have already consented to receive such materials electronically do not need to consent again. A stockholder who consents to accessing such materials electronically may revoke such consent at any time. The Company will continue to distribute printed materials for future stockholder meetings to stockholders who do not consent to access such materials electronically. The Company encourages stockholders who can access such materials via the internet to indicate their consent on the proxy card, thereby saving the Company the cost of printing and mailing such materials for future stockholder meetings. Prior to the next stockholder meeting, the Company will notify consenting stockholders as to the procedures for accessing such materials via the internet.

HOUSEHOLDING

The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses of the Company. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

PROXY SOLICITATION

The Company will pay the cost of preparing and mailing this proxy statement and form of proxy to its stockholders. The Company has retained D.F. King & Co., Inc. to request banks and brokers to forward copies of these materials to persons for whom they hold common stock and to request authority for execution of proxies. The Company has agreed to pay D.F. King & Co., Inc. a fee of $8,500 for these services, plus out-of-pocket expenses and disbursements.

HILTON HOTELS CORPORATION		YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/hlt		1-866-564-2330

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone and call the toll-free number listed above. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card and return it in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.		If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

For stockholders who have elected to receive the Company’s Proxy Statement and Annual Report electronically, you can now view the 2006 Annual Meeting materials on the Internet by pointing your browser to http://www.hiltonworldwide.com (click on "Investor Relations," then "Proxy Materials").

1-866-564-2330
CALL TOLL-FREE TO VOTE
☐	\/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/

(Please sign, date and return this proxy card in the enclosed envelope.)	☒ Votes MUST be indicated (x) in Black or Blue ink.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all nominees listed in Item 1, FOR Item 2 and AGAINST Items 3 and 4.

1.	Election of the following nominees as directors for a three-year term expiring at the 2009				FOR	AGAINST	ABSTAIN
annual meeting of stockholders:			2.	Ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2006:	☐	☐	☐

FOR all ☐ nominees listed below	WITHHOLD ☐ AUTHORITY to vote for all nominees listed below	*EXCEPTIONS ☐

Nominees:	(01) Christine Garvey, (02) Peter M. George, (03) Barron Hilton, and (04) John L. Notter		3.	A stockholder proposal concerning voting standards for the election of directors:	☐	☐	☐
(*INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
			4.	A stockholder proposal concerning the Company’s stockholder rights plan:	☐	☐	☐

*Exceptions

			In their discretion the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by the authorized person.

				Date	Signature	Signature if held jointly

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll-free 1-866-564-2330 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call; or

2.	Vote by Internet by visiting the website at https://www.proxyvotenow.com/hlt and following the instructions on the reverse side; or

3.	Complete, sign and date your proxy card and return it promptly in the enclosed envelope.

     The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which the Company believes comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

PLEASE VOTE

HILTON HOTELS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Stephen F. Bollenbach and Madeleine A. Kleiner as lawful attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of Hilton Hotels Corporation held of record by the undersigned on March 29, 2006, at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on May 24, 2006, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, or any adjournment or postponement thereof, and in their discretion upon any other matters which may properly come before the meeting.

     THE POWERS HEREBY GRANTED MAY BE EXERCISED BY BOTH OF SAID ATTORNEYS OR PROXIES OR THEIR SUBSTITUTES PRESENT AND ACTING AT THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF OR, IF ONLY ONE BE PRESENT AND ACTING, THEN BY THAT ONE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM 1, “FOR” ITEM 2 AND “AGAINST” ITEMS 3 AND 4. THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT SAID MEETING.

I consent to future access of the Company’s annual reports and proxy materials electronically via the Internet. I understand that the Company may then opt not to distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time. (No need to consent again if previously consented.)

	☐	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
		HILTON HOTELS CORPORATION	Comments / Address Change:
P.O. BOX 11394
NEW YORK, N.Y. 10203-0394

I plan to attend the meeting.	☐

COMMENTS/ADDRESS CHANGE: Please mark this box if you have written comments/address change.	☐